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                     May 5, 2022

       Nicholas Dermatas
       Chief Financial Officer
       North Mountain Merger Corp.
       767 Fifth Avenue, 9th Floor
       New York, NY 10153

                                                        Re: North Mountain
Merger Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 22,
2022
                                                            File No. 001-39523

       Dear Mr. Dermatas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Raphael N. Russo